Exhibit 21


Subsidiaries of the Registrant



The following is a list of the subsidiaries of Provident New York Bancorp

Name                                                    State of Incorporation

Hardenburgh Abstract Company of Orange County, Inc.     New York
Hudson Valley Investment Advisors, LLC                  Delaware
Provident Bank                                          United States of America
Provest Services Corp.                                  New York (inactive)
Provest Services Corp. I                                New York
Provest Services Corp. II                               New York
Provident REIT, Inc.                                    New York
Provident Municipal Bank                                New York
Warsave Development Co.                                 New York
WSB Funding, Inc.                                       Delaware